Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Dreamland Limited and its subsidiaries:

We hereby consent to the inclusion in this Form F-1 Registration Statement of Dreamland Limited and its subsidiaries (the “Company”) of our report dated August 6, 2025, except for the effects of the reverse stock split discussed in Note 18 and Note 25 to the consolidated financial statements, as to which the date is May 4, 2026, related to the consolidated financial statements as of and for the years ended March 31, 2025 and 2024, which appear in the Company’s Annual Report on Form 20-F filed on August 6, 2025.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Diamond Bar, California

May 4, 2026